EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year Results;
Provides 2023 Full-Year Guidance

●	Fourth Quarter Total Revenue Growth of 20 Percent Included Approximately 11 Percent Growth from Acquisitions
●	Fourth Quarter Earnings Per Share of $1.09 and Adjusted Earnings Per Share of $1.13
●	Generated Cash Flow from Operations of $3,190 Million and Adjusted Free Cash Flow of $1,742 Million in 2022
●	Exceeded Full-Year Financial Guidance by Growing Adjusted Free Cash Flow 15 Percent and Adjusted EPS 18 Percent
●	Invested $2.7 Billion in Value-Creating Acquisitions and Returned $796 Million of Cash to Shareholders in 2022

PHOENIX (February 15, 2023) – Republic Services, Inc. (NYSE: RSG) today reported net income of $346.8 million, or $1.09 per diluted share, for the three months ended December 31, 2022, versus $313.1 million, or $0.98 per diluted share, for the comparable 2021 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended December 31, 2022 was $358.1 million, or $1.13 per diluted share, versus $325.5 million, or $1.02 per diluted share, for the comparable 2021 period.

For the year ended December 31, 2022, net income was $1,487.6 million, or $4.69 per diluted share, versus $1,290.4 million, or $4.04 per diluted share, for the comparable 2021 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the year ended December 31, 2022 was $1,562.8 million, or $4.93 per diluted share, versus $1,330.6 million, or $4.17 per diluted share, for the comparable 2021 period.

“We finished the year strong by executing our strategy designed to profitably grow the business,” said Jon Vander Ark, president and chief executive officer. “During 2022, we delivered double-digit growth in revenue, EBITDA, earnings, and free cash flow that exceeded our full-year expectations. Our initiatives that support our differentiated capabilities are driving tangible results, and we continue to successfully integrate the acquisition of US Ecology. I am proud of what the Republic Services team accomplished during the year, which keeps us well positioned to produce outsized growth in 2023.”

Fourth-Quarter 2022 Highlights:

*Total revenue growth of 19.5 percent includes 8.3 percent of organic growth and 11.2 percent of growth from acquisitions.

*Core price on total revenue increased revenue by 7.4 percent. Core price on related business revenue increased revenue by 8.4 percent, which consisted of 10.4 percent in the open market and 5.1 percent in the restricted portion of the business.

*Revenue growth from average yield on total revenue was 5.9 percent, and volume increased revenue by 1.5 percent. Revenue growth from average yield on related business revenue was 6.7 percent.

*Net income was $346.8 million, or 9.8 percent of revenue.

*EPS was $1.09 per share, an increase of 11.2 percent over the prior year.

*Adjusted EPS, a non-GAAP measure, was $1.13 per share, an increase of 10.8 percent over the prior year.

*Adjusted EBITDA, a non-GAAP measure, was $965.0 million and adjusted EBITDA margin, a non-GAAP measure, was 27.3 percent of revenue.

*The Company's average recycled commodity price per ton sold during the fourth quarter was $88. This represents a decrease from the third quarter of 2022 of $74 per ton and a decrease of $130 per ton over the prior year.

*Republic was named to the Dow Jones Sustainability Index for the seventh consecutive year and maintained an "A" in MSCI's ESG ratings, which is the highest rating among environmental services providers.

Full-Year 2022 Highlights:
*Total revenue growth of 19.6 percent includes 10.0 percent of organic growth and 9.6 percent of growth from acquisitions.

*Core price on total revenue increased revenue by 6.7 percent. Core price on related business revenue increased revenue by 7.3 percent, which consisted of 9.2 percent in the open market and 4.3 percent in the restricted portion of the business.

*Revenue growth from average yield on total revenue was 5.2 percent, and volume increased revenue by 2.4 percent. Revenue growth from average yield on related business revenue was 5.7 percent.

*Net income was $1.5 billion, or 11.0 percent of revenue.

*EPS was $4.69 per share, an increase of 16.1 percent over the prior year.

*Adjusted EPS was $4.93 per share, an increase of 18.2 percent over the prior year. Adjusted EPS exceeded the Company's upwardly revised guidance.

*Adjusted EBITDA was $3.9 billion and adjusted EBITDA margin was 29.1 percent of revenue.

*Cash provided by operating activities was $3,190.0 million, an increase of 14.5 percent over the prior year.

*Adjusted free cash flow, a non-GAAP measure, was $1,742.4 million, an increase of 15.0 percent versus the prior year. Adjusted free cash flow exceeded the Company's upwardly revised guidance.

*Cash invested in acquisitions was $2.7 billion, $2.2 billion of which related to the acquisition of US Ecology.

*Cash returned to shareholders was $796.4 million, which included $203.5 million of share repurchases and $592.9 million of dividends paid.

*The Company's average recycled commodity price per ton sold during the year was $170. This represents a decrease from the prior year of $17 per ton.

2023 Financial Guidance
Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2023. Please refer to the Reconciliation of 2023 Financial Guidance section of this document for detail relating to the computation of non-GAAP measures as well as the Information Regarding Forward-Looking Statements section of this document.

Full-year 2023 financial guidance is as follows:

•Revenue: Republic expects revenue to be in the range of $14.650 billion to $14.800 billion. The Company expects growth from average yield on total revenue of approximately 5.5% and volume growth to be in the range of 0.5% to 1.0%. Average yield on related business revenue is expected to be 6.5%.

•Adjusted EBITDA: Republic expects adjusted EBITDA to be in the range of $4.275 billion to $4.325 billion.

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $5.15 to $5.23.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $1.86 billion to $1.90 billion. The Company expects to receive between $1.65 billion to $1.67 billion of property and equipment, net of proceeds from the sale of property and equipment.

•Acquisitions: Republic expects to invest at least $500 million in acquisitions in 2023. The 2023 financial guidance only includes the expected contribution from acquisitions that closed through December 31, 2022.

“We expect to deliver high single-digit growth in revenue, EBITDA and free cash flow in 2023, even with the headwinds from lower recycled commodity prices and higher interest rates,” said Mr. Vander Ark. “Our strong financial guidance is underpinned by pricing in excess of cost inflation, leveraging digital tools to drive productivity improvements and increase customer retention, and continuing to invest in sustainability initiatives to produce value-creating growth.”

Company Declares Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.495 per share for shareholders of record on April 3, 2023. The dividend will be paid on April 14, 2023.

Presentation of Certain Key Performance Metrics and Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA by business type, adjusted EBITDA margin by business type and adjusted free cash flow are described in the Key Performance Metrics and Reconciliations of Certain Non-GAAP Measures section of this document.

About Republic Services
Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste, container rental and field services. Republic’s industry-leading commitments to advance circularity, reduce emissions and decarbonize operations are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143.4	$29.0
Accounts receivable, less allowance for doubtful accounts and other of $51.9 and $38.5, respectively	1,677.2	1,271.4
Prepaid expenses and other current assets	536.5	410.4
Total current assets	2,357.1	1,710.8
Restricted cash and marketable securities	127.6	139.0
Property and equipment, net	10,743.2	9,232.1
Goodwill	14,451.5	12,826.0
Other intangible assets, net	347.2	259.5
Other assets	1,024.3	787.6
Total assets	$29,050.9	$24,955.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,221.8	$910.0
Notes payable and current maturities of long-term debt	455.9	8.2
Deferred revenue	443.0	381.3
Accrued landfill and environmental costs, current portion	132.6	124.5
Accrued interest	79.0	62.1
Other accrued liabilities	1,056.0	929.5
Total current liabilities	3,388.3	2,415.6
Long-term debt, net of current maturities	11,328.8	9,546.2
Accrued landfill and environmental costs, net of current portion	2,141.3	1,837.7
Deferred income taxes and other long-term tax liabilities, net	1,528.8	1,229.5
Insurance reserves, net of current portion	315.1	303.9
Other long-term liabilities	661.8	642.4
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 320.3 and 319.6 issued including shares held in treasury, respectively	3.2	3.2
Additional paid-in capital	2,843.2	2,789.5
Retained earnings	7,356.3	6,475.6
Treasury stock, at cost; 4.2 and 2.4 shares, respectively	(504.6)	(274.8)
Accumulated other comprehensive loss, net of tax	(12.1)	(14.6)
Total Republic Services, Inc. stockholders' equity	9,686.0	8,978.9
Non-controlling interests in consolidated subsidiary	0.8	0.8
Total stockholders' equity	9,686.8	8,979.7
Total liabilities and stockholders' equity	$29,050.9	$24,955.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue	$3,529.7	$2,952.9	$13,511.3	$11,295.0
Expenses:
Cost of operations	2,181.3	1,809.9	8,205.0	6,737.7
Depreciation, amortization and depletion	349.8	299.0	1,351.6	1,185.5
Accretion	22.7	20.8	89.6	82.7
Selling, general and administrative	395.3	315.5	1,454.3	1,195.8
Adjustment to withdrawal liability for a multiemployer pension fund	(3.8)	—	(1.6)	—
Gain (loss) on business divestitures and impairments, net	(1.0)	0.7	(6.3)	0.5
Restructuring charges	8.2	5.4	27.0	16.6
Operating income	577.2	501.6	2,391.7	2,076.2
Interest expense	(112.9)	(79.7)	(395.6)	(314.6)
Loss from unconsolidated equity method investments	(96.4)	(144.5)	(165.6)	(188.5)
Interest income	1.4	0.6	3.3	2.5
Other income (expense), net	4.1	(1.1)	(2.3)	(0.5)
Income before income taxes	373.4	276.9	1,831.5	1,575.1
Provision (benefit) for income taxes	26.4	(36.2)	343.9	282.8
Net income	347.0	313.1	$1,487.6	1,292.3
Net income attributable to non-controlling interests in consolidated subsidiary	(0.2)	—	—	(1.9)
Net income attributable to Republic Services, Inc.	$346.8	$313.1	$1,487.6	$1,290.4
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.10	$0.99	$4.70	$4.05
Weighted average common shares outstanding	316.5	317.6	316.5	318.8
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.09	$0.98	$4.69	$4.04
Weighted average common and common equivalent shares outstanding	317.1	318.5	317.1	319.4
Cash dividends per common share	$0.495	$0.460	$1.910	$1.770

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2022	2021
Cash provided by operating activities:
Net income	$1,487.6	$1,292.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,441.2	1,268.2
Non-cash interest expense	71.6	70.5
Stock-based compensation	38.8	57.0
Deferred tax provision (benefit)	181.1	(15.5)
Provision for doubtful accounts, net of adjustments	41.5	19.9
(Gain) loss on disposition of assets and asset impairments, net	(9.2)	0.4
Environmental adjustments	2.9	0.5
Loss from unconsolidated equity method investments	165.6	188.5
Other non-cash items	(0.1)	(1.1)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(198.8)	(135.4)
Prepaid expenses and other assets	(83.8)	(57.0)
Accounts payable	106.4	113.8
Capping, closure and post-closure expenditures	(64.6)	(59.6)
Remediation expenditures	(54.7)	(57.1)
Other liabilities	64.5	101.3
Cash provided by operating activities	3,190.0	2,786.7
Cash (used in) provided by investing activities:
Purchases of property and equipment	(1,454.0)	(1,316.3)
Proceeds from sales of property and equipment	32.8	19.5
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(3,038.5)	(1,221.7)
Cash received from business divestitures	50.6	46.3
Purchases of restricted marketable securities	(19.6)	(30.8)
Sales of restricted marketable securities	19.7	37.9
Other	(14.0)	(1.0)
Cash used in investing activities	(4,423.0)	(2,466.1)
Cash provided by (used in) financing activities:
Proceeds from credit facilities and notes payable, net of fees	16,446.3	5,154.3
Proceeds from issuance of senior notes, net of discount and fees	—	692.3
Payments of credit facilities and notes payable	(14,281.7)	(5,304.5)
Issuances of common stock, net	(13.6)	(12.0)
Purchases of common stock for treasury	(203.5)	(252.2)
Cash dividends paid	(592.9)	(552.6)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.8)	(33.2)
Contingent consideration payments	(9.6)	(21.3)
Cash provided by (used in) financing activities	1,344.2	(329.2)
Effect of foreign exchange rate changes on cash	(2.5)	—
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	108.7	(8.6)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	105.6	114.2
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$214.3	$105.6

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2022 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,				Years Ended December 31,
	2022		2021		2022		2021
Collection:
Residential	$679.6	19.3%	$621.5	21.0%	$2,642.6	19.5%	$2,452.8	21.7%
Small-container	1,032.8	29.3	892.4	30.2	3,945.7	29.2	3,417.7	30.3
Large-container	683.1	19.3	610.9	20.7	2,701.1	20.0	2,355.6	20.8
Other	13.5	0.4	13.3	0.5	53.9	0.4	52.1	0.5
Total collection	2,409.0	68.3	2,138.1	72.4	9,343.3	69.1	8,278.2	73.3
Transfer	391.0		379.6		1,574.5		1,490.0
Less: intercompany	(212.3)		(208.6)		(849.8)		(814.4)
Transfer, net	178.7	5.1	171.0	5.8	724.7	5.4	675.6	6.0
Landfill	662.0		637.5		2,681.7		2,516.6
Less: intercompany	(280.0)		(274.7)		(1,131.9)		(1,092.8)
Landfill, net	382.0	10.8	362.8	12.3	1,549.8	11.5	1,423.8	12.6
Environmental solutions	434.2		105.5		1,262.1		242.4
Less: intercompany	(16.8)		(8.6)		(53.9)		(19.5)
Environmental solutions, net	417.4	11.8	96.9	3.3	1,208.2	8.9	222.9	2.0
Other:
Recycling processing and commodity sales	58.7	1.7	109.9	3.7	359.3	2.7	420.5	3.7
Other non-core	83.9	2.3	74.2	2.5	326.0	2.4	274.0	2.4
Total other	142.6	4.0	184.1	6.2	685.3	5.1	694.5	6.1
Total revenue	$3,529.7	100.0%	$2,952.9	100.0%	$13,511.3	100.0%	$11,295.0	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Average yield	5.9%	3.4%	5.2%	2.9%
Fuel recovery fees	2.5	1.6	2.6	0.8
Total price	8.4	5.0	7.8	3.7
Volume	1.5	3.6	2.4	3.8
Change in workdays	(0.4)	—	(0.1)	(0.1)
Recycling processing and commodity sales	(1.8)	1.1	(0.6)	1.1
Environmental solutions	0.6	0.2	0.5	(0.1)
Total internal growth	8.3	9.9	10.0	8.4
Acquisitions / divestitures, net	11.2	4.9	9.6	2.8
Total	19.5%	14.8%	19.6%	11.2%

Core price	7.4%	5.4%	6.7%	5.0%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue, to determine the effectiveness of our pricing strategies. The following table reflects average yield and core price as a percentage of related-business revenue for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	As a % of Related Business		As a % of Related Business
Average yield	6.7%	3.6%	5.7%	3.1%
Core price	8.4%	5.8%	7.3%	5.3%
The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months and years ended December 31, 2022 and 2021:

	Three Months Ended December 31,				Years Ended December 31,
	2022		2021		2022		2021
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	4.4%	1.2%	3.0%	(0.8)%	4.1%	0.1%	3.4%	(0.5)%
Small-container	8.6%	1.6%	4.1%	4.6%	7.0%	2.7%	3.2%	3.8%
Large-container	8.4%	0.6%	5.5%	3.7%	8.0%	2.1%	3.6%	4.6%
Landfill:
Municipal solid waste	3.9%	0.3%	2.0%	3.8%	3.4%	1.3%	2.3%	3.5%
Construction and demolition waste	1.9%	—%	0.8%	3.2%	2.0%	4.9%	2.2%	2.7%
Special waste	—%	10.7%	—%	11.0%	—%	10.7%	—%	13.7%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2022 and 2021 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31				Years Ended December 31
	2022		2021		2022		2021
Labor and related benefits	$699.5	19.8%	$609.1	20.6%	$2,702.9	20.0%	$2,324.4	20.6%
Transfer and disposal costs	259.2	7.3	224.5	7.6	992.9	7.3	865.8	7.7
Maintenance and repairs	325.9	9.2	277.9	9.4	1,228.4	9.1	1,048.8	9.3
Transportation and subcontract costs	301.4	8.5	213.9	7.2	1,086.5	8.0	779.5	6.9
Fuel	157.0	4.5	111.2	3.8	631.1	4.7	383.0	3.4
Disposal fees and taxes	84.5	2.4	84.2	2.9	342.3	2.5	336.6	3.0
Landfill operating costs	81.4	2.3	70.7	2.4	283.2	2.1	258.9	2.3
Risk management	89.8	2.6	74.8	2.5	321.4	2.4	261.6	2.3
Other	182.6	5.2	143.6	4.9	616.0	4.6	479.1	4.2
Subtotal	2,181.3	61.8	1,809.9	61.3	8,204.7	60.7	6,737.7	59.7
US Ecology acquisition integration and deal costs	—	—	—	—	0.3	—	—	—
Total cost of operations	$2,181.3	61.8%	$1,809.9	61.3%	$8,205.0	60.7%	$6,737.7	59.7%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months and years ended December 31, 2022 and 2021 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Years Ended December 31,
	2022		2021		2022		2021
Salaries	$253.8	7.2%	$221.6	7.5%	$937.9	7.0%	$844.4	7.5%
Provision for doubtful accounts	13.7	0.4	1.2	—	41.5	0.3	19.9	0.2
Other	115.9	3.3	90.1	3.1	397.9	2.9	309.5	2.7
Subtotal	383.4	10.9	312.9	10.6	1,377.3	10.2	1,173.8	10.4
Accelerated vesting of compensation expense for CEO transition	—	—	2.6	0.1	—	—	22.0	0.2
US Ecology acquisition integration and deal costs	11.9	0.3	—	—	77.0	0.6	—	—
Total selling, general and administrative expenses	$395.3	11.2%	$315.5	10.7%	$1,454.3	10.8%	$1,195.8	10.6%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
KEY PERFORMANCE METRICS AND RECONCILIATIONS OF CERTAIN NON-GAAP MEASURES
The following tables calculate EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, adjusted diluted earnings per share, and adjusted free cash flow, which are not measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2022 and 2021. Our definitions of the foregoing non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.
Also presented below is adjusted EBITDA and adjusted EBITDA margin by business type for the three months and year ended December 31, 2022.

EBITDA and EBITDA Margin
The following table calculates EBITDA and EBITDA margin for the three months and years ended December 31, 2022 and 2021 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Years Ended December 31,
	2022		2021		2022		2021
Net income attributable to Republic Services, Inc.	$346.8	9.8%	$313.1	10.6%	$1,487.6	11.0%	$1,290.4	11.4%
Net income attributable to noncontrolling interests	0.2		—		—		1.9
Provision (benefit) for income taxes	26.4		(36.2)		343.9		282.8
Other (income) expense, net	(4.1)		1.1		2.3		0.5
Interest income	(1.4)		(0.6)		(3.3)		(2.5)
Interest expense	112.9		79.7		395.6		314.6
Depreciation, amortization and depletion	349.8		299.0		1,351.6		1,185.5
Accretion	22.7		20.8		89.6		82.7
EBITDA and EBITDA margin	$853.3	24.2%	$676.9	22.9%	$3,667.3	27.1%	$3,155.9	27.9%

Adjusted EBITDA and Adjusted EBITDA Margin
The following table calculates adjusted EBITDA and adjusted EBITDA margin for the three months and years ended December 31, 2022 and 2021 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Years Ended December 31,
	2022		2021		2022		2021
EBITDA	$853.3	24.2%	$676.9	22.9%	$3,667.3	27.1%	$3,155.9	27.9%
Loss from unconsolidated equity method investment	96.4		144.5		165.6		188.5
Adjustment to withdrawal liability for a multiemployer pension fund	(3.8)		—		(1.6)		—
Restructuring charges	8.2		5.4		27.0		16.6
(Gain) loss on business divestitures and impairments, net	(1.0)		0.7		(6.3)		0.5
US Ecology acquisition integration and deal costs	11.9		—		77.3		—
Accelerated vesting of compensation expense for CEO transition	—		2.6		—		22.0
Total adjustments	111.7		153.2		262.0		227.6
Adjusted EBITDA and adjusted EBITDA margin	$965.0	27.3%	$830.1	28.1%	$3,929.3	29.1%	$3,383.5	30.0%
Adjusted EBITDA and Adjusted EBITDA Margin by Business Type
The following table summarizes revenue, adjusted EBITDA and adjusted EBITDA margin by business type for the three months and year ended December 31, 2022 (in millions of dollars and adjusted EBITDA margin as a percentage of revenue):

	Three Months Ended December 31, 2022
	Recycling & Solid Waste	Environmental Solutions	Total
Revenue	$3,109.3	$420.4	$3,529.7
Adjusted EBITDA(a)	$893.0	$72.0	$965.0
Adjusted EBITDA Margin	28.7%	17.1%	27.3%

	Year Ended December 31, 2022
	Recycling & Solid Waste	Environmental Solutions	Total
Revenue	$12,297.6	$1,213.7	$13,511.3
Adjusted EBITDA(a)	$3,718.2	$211.1	$3,929.3
Adjusted EBITDA Margin	30.2%	17.4%	29.1%
(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.
The amounts shown for Recycling & Solid Waste represent the sum of our Group 1 and Group 2 reportable segments, and Environmental Solutions represents our Group 3 reportable segment.

Adjusted Earnings Per Share
The following table calculates adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share for the three months and years ended December 31, 2022 and 2021.

	Three Months Ended December 31, 2022				Three Months Ended December 31, 2021
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(2)	Republic	Share	Income	Impact(2)	Republic	Share
As reported	$373.4	$26.4	$346.8	$1.09	$276.9	$(36.2)	$313.1	$0.98
Restructuring charges	8.2	2.2	6.0	0.02	5.4	1.5	3.9	0.01
(Gain) loss on business divestitures and impairments, net(1)	(1.0)	(0.3)	(0.7)	—	0.7	(5.2)	5.9	0.02
Adjustment to withdrawal liability for a multiemployer pension fund	(3.8)	(1.0)	(2.8)	(0.01)	—	—	—	—
US Ecology acquisition integration and deal costs	11.9	3.1	8.8	0.03	—	—	—	—
Accelerated vesting of compensation expense for CEO transition	—	—	—	—	2.6	—	2.6	0.01
Total adjustments	15.3	4.0	11.3	0.04	8.7	(3.7)	12.4	0.04
As adjusted	$388.7	$30.4	$358.1	$1.13	$285.6	$(39.9)	$325.5	$1.02
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2022.
(2) The income tax effect related to our adjustments includes both the current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.

	Year Ended December 31, 2022				Year Ended December 31, 2021
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(2)	Republic	Share	Income	Impact(2)	Republic	Share
As reported	$1,831.5	$343.9	$1,487.6	$4.69	$1,575.1	$282.8	$1,290.4	$4.04
Restructuring charges	27.0	7.1	19.9	0.06	16.6	4.4	12.2	0.04
(Gain) loss on business divestitures and impairments, net	(6.3)	(2.5)	(3.8)	(0.01)	0.5	(5.5)	6.0	0.02
Adjustment to withdrawal liability for a multiemployer pension fund(1)	(1.6)	(0.4)	(1.2)	—	—	—	—	—
US Ecology acquisition integration and deal costs	77.3	17.0	60.3	0.19	—	—	—	—
Accelerated vesting of compensation expense for CEO transition	—	—	—	—	22.0	—	22.0	0.07
Total adjustments	96.4	21.2	75.2	0.24	39.1	(1.1)	40.2	0.13
As adjusted	$1,927.9	$365.1	$1,562.8	$4.93	$1,614.2	$281.7	$1,330.6	$4.17
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2022.
(2) The income tax effect related to our adjustments includes both the current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
We believe that presenting EBITDA and EBITDA margin is useful to investors because they provide important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDA margin demonstrate our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
We believe that presenting adjusted EBITDA and adjusted EBITDA margin, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Loss from unconsolidated equity method investments. The loss from unconsolidated equity method investments primarily relates to non-controlling equity interests in certain limited liability companies that qualified for investment tax credits under Section 48 of the Internal Revenue Code. We believe that adjusting EBITDA for our loss from unconsolidated equity method investments is useful to our investors as the relevant income tax benefit, primarily investment tax credits, is not included in the calculation of EBITDA.
Restructuring charges. In 2022 and 2021, we incurred costs primarily related to the redesign of our general ledger, budgeting, and procurement enterprise resource planning systems. These systems were placed into production in 2022, and we do not expect to incur future costs related to the implementation of these systems.
(Gain) loss on business divestitures and impairments, net. During the three months and year ended December 31, 2022, we recorded a net gain on business divestitures and impairments of $1.0 million and $6.3 million, respectively.
Adjustment to withdrawal liability for a multiemployer pension fund. During the three months and year ended December 31, 2022, we recorded net favorable adjustments of $3.8 million and $1.6 million, respectively, related to the remeasurement of withdrawal costs liability from a multiemployer pension plan.
US Ecology acquisition integration and deal costs. During the three months and year ended December 31, 2022, we incurred $11.9 million and $77.3 million, respectively, of acquisition integration and deal costs in connection with the acquisition of US Ecology, which included certain costs to close the acquisition and integrate the business, including stock compensation expense for unvested equity awards at closing as well as severance and change-in-control payments. The acquisition closed on May 2, 2022. We expect to be substantially complete with our integration activities by the end of 2023.
Accelerated vesting of compensation expense for CEO transition. In June 2021, Donald W. Slager retired as Chief Executive Officer (CEO) of Republic Services, Inc. During the three months and year ended December 31, 2021, we recognized a charge of $2.6 million and $22.0 million, respectively, related to the accelerated vesting of his compensation awards that were previously scheduled to vest in 2022 and beyond.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
	2022	2021
Cash provided by operating activities	$3,190.0	$2,786.7
Property and equipment received	(1,552.5)	(1,303.6)
Proceeds from sales of property and equipment	32.8	19.5
Cash paid related to adjustments to withdrawal liabilities for a multiemployer pension fund, net of tax	2.2	—
Restructuring payments, net of tax	14.6	12.7
Divestiture related tax payments	2.5	(0.1)
US Ecology acquisition integration and deal costs, net of tax	52.8	—
Adjusted free cash flow	$1,742.4	$1,515.2
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2022 and 2021:

	Years Ended December 31,
	2022	2021
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,454.0	$1,316.3
Adjustments for property and equipment received during the prior period but paid for in the following period, net	98.5	(12.7)
Property and equipment received during the period	$1,552.5	$1,303.6
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2022 and December 31, 2021, accounts receivable were $1,677.2 million and $1,271.4 million, net of allowance for doubtful accounts of $51.9 million and $38.5 million, respectively, resulting in days sales outstanding of 43.3, or 31.8 days net of deferred revenue, compared to 39.2, or 27.5 days net of deferred revenue, respectively. Excluding our acquisition of US Ecology, our days sales outstanding were 39.1, or 27.3 days net of deferred revenue, as of December 31, 2022.
CASH DIVIDENDS
In October 2022, we paid a cash dividend of $156.4 million to shareholders of record as of October 3, 2022. As of December 31, 2022, we recorded a quarterly dividend payable of $156.4 million to shareholders of record at the close of business on January 3, 2023, which was paid on January 13, 2023.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2022, there were no shares repurchased. As of December 31, 2022, the remaining authorized purchase capacity under our October 2020 repurchase program was $1.5 billion.
RECONCILIATION OF 2023 FINANCIAL GUIDANCE
Adjusted EBITDA
The following is a summary of our anticipated adjusted EBITDA for the year ending December 31, 2023, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2023
Net income attributable to Republic Services, Inc.	$ 1,595 to 1,620
Provision for income taxes	390 to 400
Other (income) expense, net	—
Interest expense, net	480
Depreciation, amortization, depletion and accretion	1,585 to 1,600
Loss from unconsolidated equity method investments	170
Restructuring charges	20
US Ecology acquisition integration and deal costs	35
Adjusted EBITDA	$ 4,275 to 4,325
We believe that presenting adjusted EBITDA provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2023, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2023
Diluted earnings per share	$ 5.02 to 5.10
Restructuring charges	0.05
Gain on business divestitures and impairments, net	—
US Ecology acquisition integration and deal costs	0.08
Adjusted diluted earnings per share	$ 5.15 to 5.23
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2023, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2023
Cash provided by operating activities	$ 3,470 to 3,530
Property and equipment received	(1,670 to 1,690)
Proceeds from sales of property and equipment	20
Restructuring payments, net of tax	15
US Ecology acquisition integration and deal costs, net of tax	25
Adjusted free cash flow	$ 1,860 to 1,900
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the impacts of the overall global economy and increasing interest rates, our ability to effectively integrate and manage companies we acquire, including US Ecology, and to realize the anticipated benefits of any such acquisitions, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States, as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 (when filed), particularly under Part I, Item 1A – Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.